The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated October 26, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-298611

The Bank of Nova Scotia

$ Digital Notes

Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index Due December 5, 2028

The notes will not bear interest. The amount that you will be paid on your notes at maturity (expected to be December 5, 2028) is based on the performance of the least performing of the Russell 2000® Index and the S&P 500® Index (each, a “reference asset”) as measured from the trade date (expected to be November 30, 2026) to and including the valuation date (expected to be November 30, 2028).

If the final level of each reference asset on the valuation date is greater than or equal to its initial level (set on the trade date and will be the closing level or an intra-day level of such reference asset on the trade date, which may be higher or lower than its closing level on the trade date), you will receive the maximum payment amount (set on the trade date and expected to be at least $1,147.50 for each $1,000 principal amount of your notes). If the final level of any reference asset is less than its initial level, the return on your notes will be zero and you will only receive the principal amount of your notes. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

The amount that you will be paid on your notes at maturity is based on the performance of the least performing reference asset, which is the reference asset with the lowest reference asset return. The reference asset return of each reference asset is the percentage increase or decrease from its initial level to its final level. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●if the final level of each reference asset is greater than or equal to its initial level (the reference asset return of each reference asset is zero or positive), the maximum payment amount; or

●if the final level of any reference asset is less than its initial level (the reference asset return of any reference asset is negative), $1,000.

Following the determination of the initial levels, the amount you will be paid on your notes at maturity will not be affected by the closing level of any reference asset on any day other than the valuation date. In addition, no payments on your notes will be made prior to maturity.

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-14 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925.00 and $965.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-14 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions[1]	Up to 0.50%	$
Proceeds to The Bank of Nova Scotia[1]	At least 99.50%	$

1 For additional information regarding the fees comprising the underwriting commissions, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc. Goldman Sachs & Co. LLC
 Dealer

Pricing Supplement dated November , 2026

The Digital Notes Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index Due December 5, 2028 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the price return of the least performing reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the least performing reference asset. The notes do not constitute a direct investment in any of the respective shares, units or other securities represented by any reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the structuring fee, other costs associated with selling and structuring the notes and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $ per $1,000 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.

We urge you to read the “Additional Risks” beginning on page P-14 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

The terms included in the table below are expected to be as indicated, but such terms will be set on the trade date.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06419JMU1 / US06419JMU15
Type of Notes:	Digital Notes
Reference Assets:	The Russell 2000® Index (Bloomberg Ticker: RTY) and the S&P 500® Index (Bloomberg Ticker: SPX). We may refer to the Russell 2000® Index as the “RTY” and the S&P 500® Index as the “SPX” herein.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:

$1,000 per note; $[•] in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of the final pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	Expected to be November 30, 2026
Original Issue Date:

Expected to be December 3, 2026

We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:

Expected to be November 30, 2028

Notwithstanding anything to the contrary in the product supplement, if the originally scheduled valuation date is not a trading day with respect to any reference asset, the valuation date will be the first day thereafter that is a trading day for all reference assets (the “first qualified trading day”).

The valuation date is subject to postponement for certain market disruption events as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement.

If, on the originally scheduled valuation date (or the first qualified trading day, as applicable), no market disruption event is occurring with respect to a particular reference asset, the closing level for such reference asset will be determined on the originally scheduled valuation date (or the first qualified trading day, as applicable) irrespective of the occurrence of a market disruption event with respect to any other reference asset.

Maturity Date:

Expected to be December 5, 2028, subject to adjustment due to a market disruption event or a non-business day as described in more detail under “General Terms of the Notes — Maturity Date” in the accompanying product supplement

Purchase at amount other than principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. See “Additional Risks — Risks Relating to Return Characteristics — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:

As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. GS&Co. proposes to initially offer the notes to the public and to certain securities dealers at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay each such securities dealer a structuring fee of up to 0.50% of the principal amount.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “— Risks Relating to Estimated Value and Liquidity — The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” in this pricing supplement.

Payment at Maturity:

The payment at maturity for each $1,000 principal amount of notes, will be based on the performance of the least performing reference asset and will be calculated as follows:

●If the final level of each reference asset is greater than or equal to its initial level, then the payment at maturity will equal the threshold settlement amount; or

●If the final level of any reference asset is less than its initial level, then the payment at maturity will equal $1,000

In this case your return on the notes will be zero.

Any payment on your notes is subject to the creditworthiness of the Bank.

Closing Level:

With respect to a reference asset, as used herein, the “closing level” of such reference asset on any date will be determined based upon the closing level published on the relevant Bloomberg Professional® service (“Bloomberg”) page for such reference asset or any successor page on Bloomberg or any successor service, as applicable, on such date. Bloomberg reports the closing level of the RTY to fewer decimal places than FTSE Russell, the sponsor of the RTY. As a result, the closing level of the RTY reported by Bloomberg generally may be lower or higher than the official closing level of the RTY published by its sponsor.

Initial Level:

With respect to the RTY, [•] (to be set on the trade date)

With respect to the SPX, [•] (to be set on the trade date)

In each case, equal to the closing level or an intra-day level of such reference asset on the trade date

If the initial level of any reference asset is an intra-day level, it may be higher or lower than its closing level on the trade date

Final Level:

For each reference asset, the closing level of such reference asset on the valuation date

In certain special circumstances, the final level of a reference asset will be determined by the calculation agent. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Reference Asset Return:

For each reference asset, the reference asset return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:

final level – initial level

initial level

For the avoidance of doubt, the reference asset return may be a negative value.

Least Performing Reference Asset:	The reference asset with the lowest reference asset return
Least Performing Reference Asset Return:	The reference asset return of the least performing reference asset
Threshold Settlement Amount:	Expected to be at least $1,147.50 for each $1,000 principal amount of your notes (the actual threshold settlement amount to be determined on the trade date)
Cap Level:	With respect to each reference asset, expected to be at least 114.75% of its initial level (the actual cap level to be determined on the trade date)
Maximum Payment Amount:	The threshold settlement amount
Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:

With respect to a reference asset, a day on which the respective principal securities markets for all of the stocks comprising such reference asset (its “reference asset constituent stocks”) are scheduled to be open for trading, the sponsor of such reference asset (its “sponsor”) is scheduled to be open for business and such reference asset is expected to be calculated and published by its sponsor.

Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act

Investing in the notes involves significant risks. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated October 1, 2026, as supplemented by the prospectus supplement dated October 1, 2026, the underlier supplement dated October 1, 2026 and the product supplement (Market-Linked Notes, Series A) dated October 1, 2026, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048521/bns_424b2-31770.htm

Underlier Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048979/bns_424b2-31771.htm

Prospectus Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048532/bns_424b3-31769.htm

Prospectus dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000119312526410029/d175586d424b3.htm

Investor Suitability

The notes may be suitable for you if:

●You fully understand and are willing to accept the risks inherent in an investment in the notes

●You understand and accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, and that you will be exposed to the individual market risk of each reference asset

●You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you would be willing to invest in the notes if the maximum payment amount was set equal to the minimum indicated on the cover hereof (the actual maximum payment amount will be determined on the trade date)

●You believe that the final level of each reference asset will be greater than or equal to its initial level and that any appreciation of the levels of the reference assets is unlikely to exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date)

●You can accept that the risks of each reference asset are not mitigated by the performance of any other reference asset and the risks of investing in securities with a return based on the performance of multiple reference assets

●You are willing to hold the notes to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the notes

●You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks

●You do not seek current income from your investment and are willing to forgo dividends paid on the reference asset constituent stocks

●You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes

●You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, or that you will be exposed to the individual market risk of each reference asset

●You believe that the final level of any reference asset will be less than its initial level, or you believe that the level of each reference asset will appreciate over the term of the notes and that its appreciation is likely to equal or exceed the cap on appreciation within the maximum payment amount (the actual maximum payment amount will be determined on the trade date)

●You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the notes if the maximum payment amount was set equal to the minimum indicated on the cover hereof (the actual maximum payment amount will be determined on the trade date)

●You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks

●You seek current income from your investment or prefer to receive dividends paid on the reference asset constituent stocks

●You cannot accept that the risks of each reference asset are not mitigated by the performance of any other reference asset or the risks of investing in securities with a return based on the performance of multiple reference assets

●You are unable or unwilling to hold the notes to maturity, a term of approximately 24 months, or you seek an investment for which there will be a secondary market

●You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the notes.

Hypothetical Payments AT MATURITY On the notes

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the reference assets on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final levels that are entirely hypothetical; the levels of the reference assets on any day throughout the term of the notes, including the final levels on the valuation date, cannot be predicted. The reference assets have been highly volatile in the past, meaning that the levels of the reference assets have changed considerably in relatively short periods, and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference assets, the correlation of the reference assets and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Threshold settlement amount	$1,147.50 for each $1,000 principal amount of your notes*
Cap level	With respect to each reference asset, 114.75% of its initial level*

*The lowest potential threshold settlement amount and cap level. The actual threshold settlement amount and cap level will be determined on the trade date

Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date

No change in or affecting any of the reference asset constituent stocks or the method by which the applicable sponsor calculates any reference asset

Notes purchased on the original issue date at the principal amount and held to the maturity date

Moreover, we have not yet set the initial levels that will serve as the baseline for determining the reference asset returns and, consequently, the least performing reference asset, or the threshold settlement amount or cap level, each of which will affect the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial levels may differ substantially from the levels of the reference assets prior to the trade date.

For these reasons, the actual performance of the reference assets over the term of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical levels of the reference assets shown elsewhere in this pricing supplement. For information about the historical levels of the reference assets, see “Information Regarding the Reference Assets” below. You should consult publicly available information to determine the levels of the reference assets between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset constituent stocks.

The levels in the left column of the table below represent hypothetical final levels of the least performing reference asset and are expressed as percentages of its initial level. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final level of the least performing reference asset, and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final level of the least performing reference asset and the assumptions noted above.

Hypothetical Final Level of the Least Performing Reference Asset (as Percentage of its Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	114.750%
140.000%	114.750%
130.000%	114.750%
120.000%	114.750%
114.750%	114.750%
112.000%	114.750%
108.000%	114.750%
104.000%	114.750%
100.000%	114.750%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
60.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final level of the least performing reference asset were determined to be 25.000% of its initial level, the payment at maturity that we would pay on your notes at maturity would be 100.000% of the principal amount of your notes, as shown in the table above. In addition, if the final level of the least performing reference asset were determined to be 150.000% of its initial level, the payment at maturity that we would pay on your notes would be limited to the maximum payment amount, or 114.750% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final level of the least performing reference asset over its cap level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final level of the least performing reference asset were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final levels of the least performing reference asset are expressed as percentages of its initial level. The chart shows that any hypothetical final level of the least performing reference asset of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of 100.000% of the principal amount of your notes. The chart also shows that any hypothetical final level of the least performing reference asset of greater than or equal to 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in a capped return on your investment.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on a hypothetical threshold settlement amount and cap level, hypothetical levels of the reference assets that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final levels of the reference assets or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the levels of the reference assets and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity and the rate of return on the notes will depend on the actual initial levels, threshold settlement amount, maximum payment amount and cap level, each of which we will set on the trade date, and the actual final levels to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.

Risks Relating to Return Characteristics

You may not receive any positive return on the notes

If the final level of the least performing reference asset is less than its initial level, your payment at maturity will be limited to the principal amount of your notes and you will not earn any positive return. The return at maturity of the principal amount of your notes will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Your potential payment at maturity is limited to the maximum payment amount

The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the level of any reference asset exceeds the cap on appreciation in the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of such reference asset than an investment in a security linked to the level of such reference asset providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference assets.

The return on your notes may change significantly despite only a small change in the level of the least performing reference asset

If the final level of the least performing reference asset is less than its initial level, you will receive the principal amount of your notes. This means that while a final level of the least performing reference asset that is equal to its initial level will result in a payment at maturity equal to the threshold settlement amount, a decrease in the level of the least performing reference asset to a final level that is only slightly less than its initial level will result in a payment at maturity that is limited to the principal amount despite only a small incremental change in the level of the least performing reference asset.

The initial level of each reference asset may be based on its intra-day level, which may be higher or lower than its closing level on the trade date

The initial level of each reference asset will be its closing level or an intra-day level on the trade date. If the initial level of any reference asset is an intra-day level, it may be higher or lower than its closing level on the trade date. All things being equal, a higher initial level for any reference asset (relative to its closing level on the trade date) increases the likelihood of a lower return on the notes.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

No interest

The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.

The threshold settlement amount applies only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive per $1,000 principal amount will likely not reflect the full economic value of the threshold settlement amount or the notes themselves, and the return you realize may be less than that provided by the threshold settlement amount, even if such return is positive. You may receive the full benefit of the threshold settlement amount only if you hold your notes to maturity.

Additionally, if you are able to sell your notes prior to the maturity date in the secondary market, you may have to sell them at a loss relative to your investment even if the level of each reference asset at such time is greater than or equal to its initial level.

The payment at maturity is not linked to the level of any reference asset at any time other than the valuation date (except in the case of tax redemptions)

The payment at maturity will be based on the final level of the least performing reference asset. If the level of the least performing reference asset drops on the valuation date, the payment at maturity for the notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the least performing reference asset at any time prior to such drop. Although the actual closing levels of the reference assets on the maturity date or at other times during the term of the notes may be higher than the closing levels of the reference assets on the valuation date, you will not benefit from the closing level of any reference asset at any time other than the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).

Holding the notes is not the same as holding the reference asset constituent stocks

Holding the notes is not the same as holding the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the reference asset constituent stocks. For instance, your potential return on the notes is limited to the maximum payment amount and you will not participate in any appreciation of any reference asset or the reference asset constituent stocks.

Because the notes are linked to the least performing reference asset, you are exposed to a greater risk of not receiving a positive return on your notes at maturity than if the notes were linked to a single reference asset

The risk that you will not receive a positive return on your notes is greater if you invest in the notes than the risk of investing in substantially similar securities that are linked to the performance of only one reference asset. With more reference assets, it is more likely that the final level of any reference asset will be less than its initial level than if the notes were linked to a single reference asset.

In addition, a lower correlation between the performance of a pair of reference assets results in a greater likelihood that a reference asset will decline in value to a final level that is less than its initial level. Although the correlation of the reference assets’ performance may change over the term of the notes, the economic terms of the notes, including the threshold settlement amount and maximum payment amount, are determined, in part, based on the correlation of the reference assets’ performance calculated using our internal models at the time when the terms of the notes are finalized. All things being equal, a higher threshold settlement amount and maximum payment amount is generally associated with lower correlation of the reference assets. Therefore, if the performance of a pair of reference assets is not correlated to each other or is negatively correlated, the risk that the final level of any reference asset is less than its initial level will occur is even greater. Therefore, it is more likely that you will not receive a positive return on your notes at maturity.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected

The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the threshold settlement amount and the maximum payment amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the threshold settlement amount and the maximum payment amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Risks Relating to Characteristics of the Reference Asset

The notes are subject to the market risk of each reference asset

The return on the notes is directly linked to the performance of the reference assets and indirectly linked to the performance of the reference asset constituent stocks. The level of each reference asset can rise or fall sharply due to factors specific to its reference asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors are exposed to the market risk of each reference asset on the valuation date, and the payment at maturity will be based solely on the least performing reference asset return

Your return on the notes is not linked to a basket consisting of the reference assets. Rather, it will be contingent upon the performance of each reference asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each reference asset on the valuation date. Poor performance by any reference asset over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other reference asset. For instance, you will not receive a positive return if the final level of any reference asset is less than its initial level, even if the reference asset return of another reference asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each reference asset.

Changes affecting a reference asset could have an adverse effect on the value of, and return on, the notes

The policies of a sponsor, concerning additions, deletions and substitutions of the applicable reference asset constituent stocks and the manner in which such sponsor takes account of certain changes affecting those reference asset constituent stocks may adversely affect the level of a reference asset. The policies of a sponsor with respect to the calculation of a reference asset could also adversely affect the level of such reference asset. A sponsor may discontinue or suspend calculation or dissemination of a reference asset. Any such actions could have a material adverse effect on the value of, and return on, the notes.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the levels of the reference assets will rise or fall. There can be no assurance that the level of each reference asset will be equal to or greater than its initial level on the valuation date. The levels of the reference assets may be influenced by complex and interrelated political, economic, financial and other factors that affect the levels of the applicable reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular.

Furthermore, we cannot give you any assurance that the future performance of the reference assets or the reference asset constituent stocks will result in you receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the reference assets or the reference asset constituent stocks would have resulted in you receiving only the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Assets” in this pricing supplement for further information regarding the historical performance of the reference assets.

Investors should investigate each reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset constituent stocks

Investors should conduct their own diligence of each reference asset and reference asset constituent stocks as an investor would if it were making a hypothetical direct investment in the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning any reference asset or the reference asset constituent stocks could adversely affect the market value of, and return on, the notes. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks.

There is no assurance as to the performance of any reference asset or the reference asset constituent stocks; past performance of the reference assets or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference assets or the reference asset constituent stocks

The notes are linked directly to the levels of the reference assets (specifically, the least performing reference asset) and indirectly to the levels of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference assets or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference assets and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference assets or the reference asset constituent stocks, and it is impossible to predict whether the levels of the reference assets or the reference asset constituent stocks will rise or fall during the term of the notes.

The Bank cannot control actions by any sponsor and the sponsors have no obligation to consider your interests

The Bank and its affiliates are not affiliated with any sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of a reference asset. No sponsor is involved in the notes offering in any way and no sponsor has any obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

The reference assets reflect price return only and not total return

The return on your notes is based on the performance of the reference assets, each of which reflects the changes in the market prices of its reference asset constituent stocks. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the reference asset constituent stocks. The return on your notes will not include such a total return feature or dividend component.

The notes are subject to small-capitalization stock risks

The notes are subject to risks associated with small-capitalization companies because the RTY is comprised of stocks of companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the reference asset may be more volatile than an index in which a greater percentage of the reference asset constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, including the structuring fee, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower, as discussed further under “— The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

If the levels of the reference assets or their reference asset constituent stocks change, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the reference assets or their reference asset constituent stocks. Changes in the levels of the reference assets or their reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity”.

The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes

The economic terms of the notes, as well as the difference between the Bank’s initial estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the structuring fee and hedging costs paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which SCUSA or GS&Co. will buy or sell your notes (if SCUSA or GS&Co. makes a market, which they are not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the structuring fee and other expenses, including hedging costs, paid in connection with the notes. See “— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein.

The market value of the notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the levels of the reference assets;

●the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the reference assets;

●the dividend rates of the reference asset constituent stocks;

●the correlation of the reference assets;

●economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the levels of the reference asset constituent stocks and the closing level of the reference assets;

●interest rate and yield rates in the market;

●the time remaining until your notes mature; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These and other factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference assets based on their historical performance.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the reference assets over the full term of the notes, (ii) volatility of the levels of the reference assets and the market’s perception of future volatility of the levels of the reference assets, (iii) the correlation of the reference assets; (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated levels of the reference assets and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “— The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference assets. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference assets and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index- linked notes whose returns are linked to changes in the levels or prices of the reference assets or their reference asset constituent stocks. Any of these hedging activities may adversely affect the levels of the reference assets, including the initial levels of the reference assets—directly or indirectly by affecting the price of their reference asset constituent stocks — and therefore the market value of, and return on, the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes

We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment adviser, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of a reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks (the “reference asset constituent stock issuers”), or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of a reference asset, including the initial level of a reference asset, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference assets.

There is no affiliation between the issuers of any reference asset constituent stock or any sponsor and us, SCUSA or, except to the extent its parent’s common stock is included in the SPX, GS&Co.

The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the reference asset constituent stock issuers or any sponsor. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates, except to the extent its parent’s common stock is included in the SPX, is affiliated with any reference asset constituent stock issuer or any sponsor or has participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference assets or the reference asset constituent stocks. You should make your own investigation into the reference assets and the reference asset constituent stock issuers. See the section below entitled “Information Regarding the Reference Assets” herein for additional information about the reference assets.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, including in its determination of the initial levels of the reference assets as discussed under “— Risks Relating to Return Characteristics — The initial level of each reference asset may be based on its intra-day level, which may be higher or lower than its closing level on the trade date”. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the levels of the reference assets and the market value of, and return on, the notes.

The calculation agent can postpone the valuation date for the notes if a non-trading day or a market disruption event with respect to a reference asset occurs

If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, that day is not a trading day with respect to a reference asset, the valuation date will be the first day thereafter that is a trading day for all reference assets (the “first qualified trading day”). In addition, if the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the originally scheduled valuation date (or the first qualified trading day, as applicable), a market disruption event has occurred or is continuing with respect to a reference asset, the valuation date for the affected reference asset will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such reference asset, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date for a reference asset is postponed to the last possible day due to a market disruption event, but a market disruption event occurs or is continuing with respect to such reference asset on that day, that day will nevertheless be the valuation date for such reference asset and the calculation agent will determine the final level for such reference asset that must be used to determine the payment at maturity. For the avoidance of doubt, if on the originally scheduled valuation date (or the first qualified trading day, as applicable) no market disruption event is occurring with respect to a particular reference asset, the final level for such reference asset will be determined on the originally scheduled valuation date (or the first qualified trading day, as applicable), irrespective of the occurrence of a market disruption event with respect to any other reference asset. See “Summary — Valuation Date” herein and “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Because the notes are subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes, you generally will be required to pay taxes on ordinary income from the notes even though you will not receive any payment on the notes prior to the maturity date.

If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payment on the notes until the maturity date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as ordinary interest income. If you purchased the notes in the secondary market, the tax consequences to you may be different.

Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

General Risk Factors

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Information Regarding the Reference AssetS

The Russell 2000® Index

We have derived all information contained herein regarding the RTY, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Russell (its “sponsor”), and/or its affiliates.

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. It includes the stocks of approximately 2,000 of the smallest companies that form the Russell 3000® Index, which is comprised of approximately 3,000 of the largest U.S. companies. Please see “Indices — The Russell 2000® Index” in the accompanying underlier supplement for additional information regarding the RTY, its sponsor and our license agreement with respect to the RTY. Additional information regarding the RTY, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

We obtained the information regarding the historical performance of the RTY in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the RTY from January 1, 2021 through October 22, 2026. The closing level of the RTY on October 22, 2026 was 2,784.026. Bloomberg reports the closing level of the RTY to fewer decimal places than its sponsor.

Past performance of a reference asset is not indicative of its future performance. No assurance can be given as to the final level of a reference asset, and we cannot give you any assurance that the performance of any reference asset will result in a positive return on your investment.

Historical Performance of the Russell 2000® Index

The S&P 500® Index

We have derived all information contained herein regarding the SPX, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (its “sponsor”), and/or its affiliates.

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. Please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the SPX, the sponsor and our license agreement with respect to the SPX. Additional information regarding the SPX, including its sectors, sector weightings and top constituents, may be available on its sponsor’s website.

Historical Information

We obtained the information regarding the historical performance of the SPX in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the SPX from January 1, 2021 through October 22, 2026. The closing level of the SPX on October 22, 2026 was 7,663.43.

Past performance of a reference asset is not indicative of its future performance. No assurance can be given as to the final level of a reference asset, and we cannot give you any assurance that the performance of any reference asset will result in a positive return on your investment.

Historical Performance of the S&P 500® Index

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public and to a securities dealer at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay a structuring fee of up to 0.50% of the principal amount to an affiliate of such dealer in connection with certain services provided by such affiliate to the dealer.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as contingent payment debt instruments (“CPDIs”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury.

As the notes have only a single contingent payment at maturity, the adjusted issue price of each note at the beginning of each accrual period is equal to the issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a note.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on such note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Original Issue Date through December 5, 2026	$[•]	$[•]
December 5, 2026 through June 5, 2027	$[•]	$[•]
June 5, 2027 through December 5, 2027	$[•]	$[•]

December 5, 2027 through June 5, 2028	$[•]	$[•]
June 5, 2028 through Maturity Date	$[•]	$[•]

A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. The balance, if any, reduces the amount realized upon a taxable disposition of the Note.

In general, a U.S. holder’s basis in a CPDI is increased by any interest income previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). Gain on the taxable disposition (including cash settlement) of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above.

If the IRS disagrees with our intended treatment of the notes as CPDIs, alternative tax treatments are possible. In particular, there is a risk (which, depending on the likelihood that the maximum amount would be paid, could be substantial) that the notes could be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the maximum payment amount. Under this treatment, if you are a U.S. holder, your annual taxable income from (and adjusted tax basis in) the notes could be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code and Section 897 of the Code, as discussed below, gain realized from a taxable disposition of the notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any reference asset constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on the nature of the reference assets and our determination that the notes are not “delta-one” with respect to the reference assets or any reference asset constituent stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a reference asset, any reference asset constituent stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference assets, any reference asset constituent stocks or the notes. If you enter, or have entered, into other transactions in respect of the reference assets, any reference asset constituent stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).